EXHIBIT 99.1

Press Release dated March 13, 2017, announcing the Memorandum of Understanding between Airborne Wireless Network and ViaLight.

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AIRBORNE WIRELESS NETWORK SIGNS A MEMORANDUM OF UNDERSTANDING WITH GERMAN AEROSPACE SPIN OFF VIALIGHT REGARDING MAXIMIZING DATA SPEED FOR NETWORKS

LOS ANGELES, CA / ACCESSWIRE / March 13, 2017 / Airborne Wireless Network (OTCQB: ABWN) (the “Company”), is pleased to announce it has entered into a Memorandum of Understanding (“MOU”) with German Aerospace Center (DLR) spinoff, ViaLight. Pursuant to the MOU, both companies will explore integrating a laser-based communications system with the Company’s contemplated Infinitus Super Highway ™ fully-meshed airborne broadband system, to enhance and maximize data speeds far beyond today’s existing networks.

Jason T. de Mos, the Company’s Vice President of Business Development and Aviation Compliance, said “We believe that once developed, our hybrid system, combined with traditional radio-links with laser could deliver an extreme-capacity airborne backbone that would offer unprecedented bandwidth at a reasonable cost. Our vision is a marriage of radio frequency control for accurately locating aircraft in the mesh, and the ability to switch back and forth between laser and radio frequency for data-communications, allowing our contemplated system to successfully operate under adverse weather conditions, thereby offering the best of both worlds.”

Laser is 100% secure from jamming, as well as interception. It remains stealth due to its narrow beam divergence. The proposed hybrid laser communication system would utilize eye-safe laser light to transmit data for ultra-long-distance communications. This proposed high-bandwidth system would make it inaccessible to any current competing technologies.

About ViaLight

ViaLight has more than 15-years of extensive laser communication experience in point-to-point communication scenarios on the ground, in the air, and into space. Vialight has successfully deployed its laser terminal on a Tornado jet-fighter, flying at speeds of more than 750km/hr. Its technology offers ultra-high data rate communication across vast distances, while being highly power efficient and secure at the same time.

About Airborne Wireless Network

The Company intends to create a high-speed broadband airborne wireless network by linking commercial aircraft in flight. It is projected that each aircraft participating in the network will act as an airborne repeater or router, sending and receiving broadband signals from one aircraft to the next and creating a digital superhighway in the sky. The Company intends the network to be a high-speed broadband internet pipeline to improve coverage connectivity. The Company does not intend to provide retail customer coverage to end users, but, instead, act as a wholesale carrier with target customers, such as internet service providers and telephone companies.

Currently, the world's connectivity is achieved by use of undersea cables, ground based fiber and satellites. The Company believes that the Company's airborne digital highway may be a solution to fill the world's connectivity void. Once the network is developed and fully implemented, its uses may be limitless. The Company's network, once developed, should provide low cost, high-speed connectivity to rural areas, island nations, ships at sea, oil platforms, in addition to connectivity to commercial and private aircraft in flight.

For further information see: www.airbornewirelessnetwork.com

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Notice Regarding Forward-Looking Statements:

This release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or risks or uncertainties materialize, actual results may differ materially from those set forth in the forward-looking statements.

Risks and uncertainties include, but are not limited to, availability of capital; the inherent uncertainties associated with developing new products or technologies and operating as a development stage company; our ability to raise the additional funding we will need to continue to pursue our business and product development plans; our ability to develop and commercialize products based on our technology platform; competition in the industry in which we operate and market; general industry conditions; general economic factors; the impact of industry regulation; technological advances; new products and patents attained by competitors; manufacturing difficulties or delays; dependence on the effectiveness of the company's patents; and the exposure to litigation, including patent litigation, and/or regulatory actions.

Contact:

info@airbornewirelessnetwork.com

805-583-4302

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